                                                                  Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             For the periods ended April 3, 1997 and March 28, 1996
         ---------------------------------------------------------------
                      (in thousands, except per share data)

                                                    First Quarter
                                                  ------------------
                                                    1997      1996
                                                  --------- --------
Net income                                        $  2,677  $    769
Deduct: preferred stock dividend and
  losses on redemption (net of income
  taxes credited to retained earnings)                (174)     (160)
                                                  --------  --------

Net income applicable to computation              $  2,503  $    609
                                                  ========  ========
Weighted average common shares
  assuming no dilution                              45,005    38,286
   Common equivalent shares
    Additional shares applicable to
      stock options based on the
      weighted average market price                    765       949
                                                  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share                45,770    39,235

    Additional shares applicable to
      stock options based on the market
      close price at the end of the period              --        42

   Conversion of preferred stock at
    the stated rate                                    929       978
                                                  --------  --------
Weighted average common shares
  assuming full dilution                            46,699    40,255
                                                  ========  ========

Net income per common and common
  equivalent share                                $    .05  $    .02

Net income per common share assuming
  full dilution                                   $    .05  $    .02